UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  May 5, 2009

PANOLAM INDUSTRIES INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

333-78569	52-2064043
(Commission File Number)	(I.R.S. Employer Identification No.)

20 Progress Drive, Shelton, Connecticut	06484
(Address of Principal Executive Offices)	(Zip Code)

(203) 925-1556

Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

As previously reported in a Form 8-K which was filed with the Securities and Exchange Commission on April 3, 2009, Panolam Industries International, Inc. (the “Company”) and its parent company, Panolam Holdings II Co., entered into a Forbearance Agreement (the “Forbearance Agreement”) on March 31, 2009 with Credit Suisse, Cayman Islands Branch, as administrative agent, and certain other senior lenders under the Company’s Credit Agreement dated September 30, 2005, as amended.  The terms of the Forbearance Agreement prohibit the Company from, among other things, making a semi-annual interest payment on April 1, 2009 to the holders of its 10 3/4% Senior Subordinated Notes due 2013 (the “Notes”).  Under the indenture governing the Notes, the failure to make such interest payment before the expiration of a 30-day grace period following the interest payment date constitutes an event of default.  The Company did not meet that obligation before the expiration of the 30-day grace period and, accordingly, an event of default has occurred and the holders of 25% of the Notes or the indenture trustee may, upon delivery of proper notice to the Company, declare the Notes to be immediately due and payable.  As of May 5, 2009, the Company has not received an acceleration notice from the holders of the Notes or the indenture trustee.

The Company announced in a press release that it is engaged in discussions with its senior lenders and an ad hoc group representing a substantial majority of the outstanding Notes concerning a possible restructuring of the Company’s capital structure.  The press release is furnished herewith as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release, dated May 5, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Panolam Industries International, Inc. has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

PANOLAM INDUSTRIES INTERNATIONAL, INC.

By:	/s/ Vincent S. Miceli
Vincent S. Miceli
Vice President and Chief Financial Officer

Date:	May 5, 2009